Exhibht (14)(c)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form N-14 of the Eaton Vance Growth Trust of our report for Atlanta Capital Large-Cap Growth Fund (a series of Eaton Vance Growth Trust) dated November 8, 2002 in the Prospectus and Information Statement which constitutes part of this Registration Statement.

We consent to the use in the Registration Statement on Form N-14 of the Eaton Vance Growth Trust of our report dated November 8, 2002 relating to the financial highlights appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus and Information Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

October 20, 2003
Boston, Massachusetts